UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 9, 2007

Date of Report (Date of earliest event reported)

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction incorporation or organization)	(Commission File Number)	(I.R.S. Employer of Identification Number)

Amgen Inc. One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR2 40.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2007, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Amgen Inc. (“Amgen” or the “Company”) approved awards to certain executives under the Amended and Restated Amgen Inc. Performance Award Program (the “Performance Program”). The Company established the Performance Program as a long-term, stock-based pay for performance program under the Amended and Restated Amgen Inc. 1991 Equity Incentive Plan designed to focus executives on achieving sustained superior operating results and delivering value to stockholders. The awards are denominated in performance units. Payment of performance units is contingent upon the Company achieving specified performance goals pre-established by the Compensation Committee. Each performance unit is equivalent to one share of Company common stock, par value $.0001 per share. On July 9, 2007, the Compensation Committee approved awards of performance units under the Performance Program to the named executive officers for the 2007-2009 performance period, which commenced July 1, 2007 and ends on December 31, 2009.

Performance Program Awards

Name	2007 Award (# Units)
Kevin Sharer	78,000
Robert Bradway	26,000
Dennis Fenton	26,000
George Morrow	26,000
Roger Perlmutter	26,000

The performance goals for the 2007-2009 performance period are based on the Company’s (i) independent financial performance with respect to compound annual growth rates for revenue and earnings per share and (ii) total shareholder return, as such metrics are defined in the goals for the 2007-2009 performance period. The ultimate number of performance units earned is based on the level of the Company’s performance in the two metrics.

The Company’s independent financial performance will be evaluated against pre-established thresholds and targets for the compound annual growth rates for revenue and earnings per share measures. However, if the Company’s independent performance is below the threshold level for either revenue or earnings per share growth, then no individual performance is achieved with respect to that measure (regardless of the total shareholder return) and no award is payable based on that measure. If the Company’s independent performance is below the threshold level for both performance measures, then no award is payable for the 2007-2009 Performance Period. For the total shareholder return, participants may earn a multiple between 50% - 225% of the performance units granted based upon attaining minimum or maximum percentage rates for total shareholder return of a share of Common Stock of the Company, as defined in the goals for the 2007-2009 performance period, provided threshold levels for revenue or earnings per share growth are achieved. The greater the total shareholder return of a share of Common Stock, the greater the total shareholder return multiple and the number of performance units earned by participants.

The Company’s performance results, which are determined by the Compensation Committee after the end of the performance period, are combined under a set formula to determine an ultimate level of attainment of goals, which is expressed as a percentage. This percentage may range from 0%, if no threshold level of performance is achieved for either of the Company’s independent performance goals and up to 225% if the Company’s independent performance results have been met and the maximum percentage rate of total shareholder return has been met. The percentage is multiplied by the number of performance units initially granted which determines the number of shares of Common Stock then payable to a participant. Accordingly, the number of shares of Common Stock that will be delivered to each executive officers, if any, for any of the 2007-2009 performance period cannot be determined at this time.

The Compensation Committee is required to determine the number of performance units earned by each participant within six months following the end of the applicable performance period. If a participant’s employment with the Company is terminated prior to the last business day of a performance period by reason of such participant’s voluntary retirement (assuming the participant is retirement eligible under the program), death or disability, the prorated amount of such participant’s award, if any, applicable to such performance period will be paid after the performance period. Notwithstanding the foregoing, if a participant’s employment with the Company is terminated for any reason within six months following the commencement of a performance period, all of such participant’s rights to an award for such performance period are forfeited. It is the Company’s intent that awards under the Program satisfy any applicable requirements as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: July 13, 2007	By:	/s/ Brian McNamee
	Name:	Brian McNamee
	Title:	Senior Vice President, Human Resources